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                                                                    EXHIBIT 99.1

                         LEXINGTON PRECISION CORPORATION
                                767 THIRD AVENUE
                               NEW YORK, NY 10017

FOR IMMEDIATE RELEASE

LEXINGTON PRECISION COMPLETES DEBT REFINANCING

NEW YORK, December 18, 2003 - Lexington Precision Corporation (OTC: LEXP) announced today that it completed a comprehensive refinancing of substantially all of its debt. The refinancing involved (1) the completion of a new $37,000,000 secured credit facility, (2) the completion of a new $11,500,000 secured term loan, (3) the repurchase of the company's $7,500,000 senior, unsecured note, (4) the exchange of the company's senior subordinated notes, and
(5) the exchange of the company's junior subordinated notes.

The $37,000,000 secured credit facility consists of a $23,500,000 revolving credit facility expiring on June 30, 2006, and a $13,500,000 term loan. Loans under the revolving credit facility bear interest at either the prime rate plus 1% or the London Interbank Offered Rate (LIBOR) plus 3.25%, at the company's option. The revolving loans are limited to 88% of eligible accounts receivable plus 65% of eligible inventories. The term loan is payable in 45 monthly installments of $300,000 each, commencing on February 1, 2004, and bears interest at either the prime rate plus 1.50% or LIBOR plus 3.75%, at the company's option. The unpaid balance of the term loan is payable on June 30, 2006, if the revolving credit facility is not extended. All loans under the credit facility are secured by first priority liens on substantially all of the company's assets other than real property.

The $11,500,000 secured term loan bears interest at the prime rate plus 4%, subject to a minimum of 8.25% and requires the company to pay a fee equal to 1.875% of the outstanding principal amount of the loan on the closing date and on each anniversary of the closing date. The loan is payable in monthly installments of $96,000 each from January 1, 2004, through June 1, 2006, with the unpaid balance due on June 30, 2006. The company has the option to extend the loan to June 30, 2007, on the same terms. The loan is secured by first mortgages on substantially all of the company's real property and by second priority liens on substantially all of the company's other assets.

The company repurchased its $7,500,000 senior, unsecured note, and all accrued and unpaid interest thereon, for a purchase price of $5,810,000. The agreement governing the purchase of the note provides that the claim will be reinstated if the noteholder is ever required to return the purchase price to the company as a result of a judicial action.

The company consummated an exchange offer to the holders of its outstanding 12 3/4% Senior Subordinated Notes (the "Old Notes"), pursuant to which each tendering holder received units consisting of (1) new 12% Senior Subordinated Notes due August 1, 2009 (the "New Notes"), in a principal amount equal to the principal amount of the Old Notes tendered plus accrued and unpaid interest on those Old Notes through yesterday, or $1,558.52 for each $1,000 of Old Notes, and (2) ten warrants (the "Warrants") to purchase common stock of the company for each

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Lexington Precision Corporation
December 18, 2003
Page 2

$1,000 of New Notes issued. Approximately $27,254,000 principal amount, or 99.4%, of the Old Notes outstanding participated in the exchange offer. The company issued units consisting of $42,476,000 principal amount of New Notes and 424,781 Warrants. Interest on the New Notes accrues from today and is payable quarterly on each February 1, May 1, August 1, and November 1. The New Notes are redeemable at any time at 100% of principal amount plus accrued and unpaid interest. Each Warrant entitles the holder to purchase one share of the company's common stock at a price of $3.50 per share, at any time from August 1, 2005, through August 1, 2009. Prior to August 1, 2005, the Warrants will trade only as a unit with the New Notes and, if any of the New Notes are redeemed by the company, the attached Warrants will be retired for no additional value.

Finally, the company exchanged units consisting of $347,000 of new 13% Junior Subordinated Notes due November 1, 2009, and 3,467 Warrants for its outstanding 14% Junior Subordinated Notes and exchanged 103,731 shares of its common stock for the $235,000 of interest that was accrued and unpaid on the old junior subordinated notes.

Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact:  Warren Delano (212) 319-4657

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